UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2010

‘mktg, inc.’

(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

75 Ninth Avenue, New York, New York		10011

(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (212) 660-3800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On January 21, 2010, Herbert M. Gardner and John A. Ward resigned from our Board of Directors, and on January 22, 2010, James H. Feeney resigned from our Board of Directors.

          To fill the vacancies caused by these resignations, on January 27, 2010 Elizabeth Black and Richard L. Feinstein were appointed to serve on our Board of Directors. Both Ms. Black and Mr. Feinstein were appointed to our Nominating, Audit and Compensation Committees. Ms. Black will serve as Chairwoman of the Compensation Committee, and Mr. Feinstein will serve as the Chairman of the Audit Committee.

          Ms. Black has been a human resources and organizational effectiveness consultant for over 25 years. She is currently the President of Change for Results, a human resources consulting firm she founded in July 2006. From January 2000 until founding Change for Results, she served as Director of Learning and Vice President – Human Resources of Keane, Inc., an IT services firm.

          Mr. Feinstein, a retired partner of KPMG LLP, is currently a private consultant providing management and financial advice to clients in a variety of industries. From April 2004 to December 2004, Mr. Feinstein, as a consultant, served as Chief Financial Officer for Image Technology Laboratories, Inc. (OTCBB: IMTL) a developer and provider of radiological imaging, archiving and communications systems. From December 1997 to October 2002, Mr. Feinstein was a Senior Vice President and Chief Financial Officer for The Major Automotive Companies, Inc. (Pink Sheets: MJRC.PK), formerly a diversified holding company, but now engaged solely in retail automotive dealership operations. Mr. Feinstein also serves as a director of EDGAR Online, Inc. (NasdaqCM: EDGR). Mr. Feinstein, a certified public accountant, received a B.B.A. degree from Pace University.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 27, 2010.
‘mktg, inc.’

	By:	/s/ James Haughton
James Haughton,
Senior Vice President - Controller